Exhibit 4.12

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

TORPEDO EMPRESAS AND RCS AGREEMENT

The parties of this instrument are

TELEFÔNICA BRASIL S/A, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ) under No. 02.558.157/0001-62, headquartered at Av. Engenheiro Luiz Carlos Berrini, 1376, Cidade Monções, São Paulo - SP, through its subsidiaries, hereinafter referred to as "VIVO".

And, on the other hand, ZENVIA MOBILE SERVIÇOS DIGITAIS, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ) under No. 14.096.190/0001-05, headquartered at Avenida Paulista, 2.300, Bela Vista, São Paulo/SP, hereinafter referred to as "INTEGRATOR" or "COMPANY", through its undersigned legal representatives, being "VIVO" and "COMPANY" jointly hereinafter referred to as "PARTIES";

The parties agreed to enter into this Agreement, in accordance with the following clauses and conditions:

1.              SCHEDULES AND APPLICABLE DOCUMENTS

1.1 The documents described below are an integral part of this instrument, and their terms and conditions shall be valid for all legal purposes, except when in conflict with the provisions herein, in which case the terms of this Agreement shall prevail:

1.1.1. Schedules:

- Schedule I - Commercial Model

- Schedule II - Optin/out Process and Database Description

- Schedule III - SMS Service Integration Manual

- Schedule IV - Anti-Corruption Certificate for Telefonica's Suppliers and Business Partners

2.              DEFINITIONS AND TERMINOLOGY

2.1. JIBE ADHESION AGREEMENT: means an adhesion agreement entered into by and between Jibe and the COMPANY for the sending of messages via RCS.

2.2. AGENT: is the digital representation of a brand that enables the sending and receiving of messages in RCS. It is also known commercially as 'bot' or 'chatbot'.

2.3. ADVERTISER(S) and/or THIRD PARTY(S): legal entity that will hire the services to be made available by the COMPANY, as provided in this Agreement;

2.4. COVERAGE AREA: geographical area in which a MOBILE DEVICE can be served by the radio equipment of a SMP Base Station;

2.5.              FORMAL AUTHORIZATION(S) (OPT-IN): Confidential authentication process by which formal authorization is obtained from the CUSTOMERS to send MESSAGES, especially SMS MARKETING;

2.6. COMPANY'S CLIENT DATABASE: Company's database to store the FORMAL AUTHORIZATIONS (OPT-IN) to send the MESSAGES, as well as their FORMAL CANCELLATION (OPT-OUT), pursuant to Schedule II;

2.7. FORMAL CANCELLATION(S) (OPT-OUT): a confidential process whereby the client requests the cancellation and/or non-sending of MESSAGES from ADVERTISERS and/or VIVO;

2.8.              CHARACTERS: any data, numerical digit, letter of the alphabet or special symbol;

2.9. SMS SENDER NAME (ALPHA TAG): Sending notifications with an Alpha tag, i.e. "sender name" instead of sending the message from an anonymous number.

2.10 GSM KEYWAYS or GATEWAYS: These are devices that allow direct routing between IP, digital, and analog networks to GSM mobile phone networks. Through this connection the illegal sending of massive SMS to customers without any release/agreement with the operator is possible;

2.11. CUSTOMER(S): individuals or legal entities holding MOBILE DEVICES capable of receiving and/or sending MESSAGES, which have provided the FORM AUTHORIZATIONS (OPT-IN) to VIVO and to the ADVERTISER;

2.12. INTERNATIONAL CONNECTION: This is the direct routing between international IP networks and national IP networks, allowing the mass transmission of SMS originating in other countries and terminating with the SMS clients of the local operator;

2.13.              MOBILE DEVICE(S): means a product used to establish wireless connection between a customer and an operator, including cellular telephones, "palm tops" with cellular phone line and others compatible with the MEE system and capable of sending and receiving MESSAGE;

2.14. APPROVED COMPANY (COMPANY): is the company responsible for providing and managing the MESSAGES to be delivered to the CLIENTS, through its own equipment and software, duly integrated with VIVO's systems, in the case of SMS, and with Google's systems, in cases of RCS.

2.15. TECHNICAL MANAGEMENT: It is a value-added service that includes planning, management and technical and commercial support, such as, but not limited to, the coordination of bases and LAs (short codes), platform configuration, configuration and release of TPS (transaction per second), monitoring of MESSAGES delivery retentions, consolidation and sending of reports, etc;

2.16. GUEST CLOUD: cloud service offered by Jibe that allows mobile network operators that do not yet have interoperability with Google to send messages via RCS.

2.17. LARGE ACCOUNT (LA) or SHORT CODE: numbers provided by VIVO to the COMPANY to receive and send SMS only and exclusively for the execution of the object of this Agreement, Schedules and / or applicable documents;

2.18. MESSAGE SERVICE TECHNOLOGICAL INTEGRATION MECHANISM: technical integration mechanism between the Parties.

2.19.              MESSAGE: service provided by VIVO which allows the forwarding of SMS or RCS to/from a MOBILE DEVICE, sent from an application, platform or typed directly into the MOBILE DEVICE. In the case of RCS, the message may contain videos, photos and other audiovisual elements;

2.20. A2P MESSAGE or A2P: means a communication initiated by a brand/third-party company to a CLIENT.

2.21.              P2A MESSAGE or P2A: means a communication initiated by a CUSTOMER to a brand/company. Such communication may occur in the following scenarios (a) CUSTOMER initiates a communication with an agent after the expiration of a SESSION (i.e., after the twenty-four (24) hour period); or (b) CUSTOMER initiates a communication with the agent without there having been any previous interaction of the brand with the CUSTOMER (i.e., in cases where the customer itself discovers the AGENT)

2.22.              RCS: is a message sent to a customer through an RCS agent and can be classified as a SIMPLE MESSAGE or SESSION.

2.22.1. SIMPLE MESSAGE: means a message sent by a brand without any response from the CLIENT to said communication within twenty-four (24) hours.

2.22.2. SESSION OR CONVERSATION: means a series of messages (between an End User and a Brand) within a maximum period of twenty-four (24) hours, beginning with the End User's first response to a SIMPLE MESSAGE (i.e., when the CUSTOMER responds to the RCS message initiated by the Brand). If the user responds to the RCS message after the twenty-four (24) hour period, a new SESSION is automatically started.

2.23.              SMS (SHORT MESSAGE SERVICE): type of service provided by VIVO that allows the delivery of SMS to/from a MOBILE DEVICE, sent from an application, platform or typed directly into the MOBILE DEVICE;

2.23.1. MO MESSAGE: designation for SMS messages originated from the CLIENT's MOBILE DEVICE

2.23.2. MT MESSAGE: designation for SMS messages sent to the CLIENT'S MOBILE DEVICE (whether or not read by the client).

2.24.              TRANSMITTED SMS: SMS sent on the TEXT MESSAGE for Company platform,

2.24.1.1.1 MS EFFECTIVELY DELIVERED: SMS effectively delivered / successfully completed to the CUSTOMER'S MOBILE DEVICE, which includes MO MESSAGES and MT MESSAGES effectively delivered

2.24.1.1.2 NON-DELIVERED MS: TEXT MESSAGES not successfully delivered to the CLIENT'S MOBILE DEVICE for different reasons, not limited to: blocked cell phone, disconnected cell phone, stolen line, barred line status, etc.

2.25.              RBM PLATFORM: platform provided by Jibe that allows sending and receiving RCS business messages. The RBM Platform serves as the RCS Business Message entry point for aggregators, brands, and other developers.

2.26.              AWARDS VIA MESSAGE

2.26.1. Sweepstakes of any kind, free or not, approved under the terms and in accordance with the applicable legislation, promoted in Brazil or abroad;

2.26.2. Cultural contests of any kind, free of charge or not, under the terms and in compliance with the applicable legislation, promoted in Brazil or abroad;

2.26.3. Discounts of any kind, including, but not limited to, promotional values for messages, gratuity and/or special values for the service, whether or not linked to one of the aforementioned forms of promotional actions.

2.27.              FORMAL AUTHORIZATION PROCESS OF THE COMPANY: process described in Schedule II by which the COMPANY will obtain the FORMAL AUTHORIZATION (OPT-IN) for sending MESSAGES to the CUSTOMERS, as well as its CANCELLATION (OPT-OUT).

2.28.              RBM RATE CARD: Document that defines the type of RCS message charge and may be classified between a. SIMPLE MESSAGE or b. SESSION.

2.29.              RCS (Rich Communication Service): messaging platform that allows A2P and P2A messaging. RCS is a telecommunication service not regulated by ANATEL.

2.30.              VALUE-ADDED SERVICE: comprises products and/or services and/or content that add new utilities related to access, storage, presentation, movement or retrieval of information to a separate telecommunications service in which they can be used, being said products and/or services and/or content created by third parties to be marketed, provided and/or distributed by VIVO to users of value-added services using data transmission or voice;

2.31.              PERSONAL MOBILE SERVICE (SMP): terrestrial mobile telecommunications service of collective interest that enables communication between mobile stations and from mobile stations to other stations;

2.32.              SITE: logical place available on the Internet, accessible through an electronic address;

2.33.              SMPP (SHORT MESSAGE PEER TO PEER): an open protocol designed to provide flexible data communication interface for the transfer of an SMS between an SMS Center (SMSC), GSM USSD (Unstructured Supplementary Services Data) or any other type of message center and SMS applications, such as a voice mail platform, e-mail server, WAP proxy server or any other messaging gateway;

2.34.              SMS LINK: Common SMS message containing a URL that enables access to a WEB address or to VIVO's internal services through the MOBILE DEVICE;

2.35.              MARKETING MESSAGE: use of MESSAGE services to disclose, invite, encourage the purchase or commercial transaction of any product or service, such as, but not limited to: (i) the act of stimulating the purchase/use of a company's own product/service or of ANNOUNCERS who subcontract it; (ii) MESSAGES that have an advertising, promotional or propaganda connotation, or even that show preference for some company or brand, and must, under the terms of this Agreement, contain previously and expressly requested and authorized FORMAL AUTHORIZATION (OPT IN) in writing by the CLIENTS; and (iv) MESSAGE that is not characterized as merely informative messages of a service provision contracted by the CLIENT, such as, but not limited to: (a) informative messages of medical appointments; (b) informative messages of banking transactions (TORPEDO FINANÇAS) etc.

2.36.              SPAM: practice of sending messages to one or several clients without their FORMAL AUTHORIZATION (OPT IN);

2.37.              LEVEL 1 SUPPORT: remote support (phone, email or web) in order to solve problems detected by VIVO or the solution through proper guidance to the CLIENT;

2.38. TORPEDO EMPRESAS: telecommunications service (messaging) provided by VIVO, which allows for the delivery of bulk SMSs approved by VIVO to MOBILE DEVICES, sent from an application, platform, delivered to the client's MOBILE DEVICE, not limited to: sending informative SMSs, media and marketing aimed at employees, suppliers, partners, clients, investors, service providers and ADVERTISERS, among others.

3.              OBJECT

3.1.              The object of this Agreement is

3.1.1 The hiring of VIVO by the COMPANY to:

3.1.1.1 Provide technological and commercial solutions, through specific projects, for the use of MESSAGES for CUSTOMERS, always respecting the rules set forth in this Agreement, its Schedules and applicable documents;

3.1.1.2 Implement, under the terms and conditions set forth herein, the company's projects, previously approved by VIVO;

3.1.1.3 Provide MESSAGE Sending Services, under the terms and conditions set forth in this Agreement, its Schedules and/or applicable documents.

3.1.2.              The supply and/or enabling of MESSAGES sending services, by VIVO to the COMPANY, so that it may provide technological and commercial solutions, through specific projects, that use MESSAGES, such as:

3.1.2.1 Messages with informative features or internal procedures for employees, suppliers, investors, and service providers of the COMPANY or the ADVERTISER subcontracting the COMPANY;

3.1.2.2 Messages with informative characteristics or internal procedures for direct clients of the COMPANY or of ADVERTISERS that subcontract with the COMPANY, provided that they have expressly provided the FORMAL AUTHORIZATION (OPT IN), under the terms of this Agreement;

3.1.2.3 Sending a MARKETING MESSAGE.

3.1.3 The homologation and granting, by VIVO, of the title of APPROVED COMPANY given to the COMPANY, granting it

3.1.3.1 Use of the logo that identifies it as such;

3.1.3.2 Presence in VIVO's marketing materials;

3.1.3.3 The possibility of VIVO's disclosure in its communication and advertising materials, if it has been previously and expressly approved by VIVO.

3.1.3.4 The exchange of information between VIVO and COMPANY for the delivery of MESSAGES will be carried out through technical integration detailed in Schedule III. In the case of RCS, the integration takes place between the COMPANY and Google and the necessary documentation is made available by Google through the link: https://developers.google.com/business-communications/rcs-business- messaging/guides/get-started/register-partner

4.              TERM

4.1.              The term of this Agreement shall begin on October 1st, 2021 and end on March 31st, 2025, and may be automatically extended for additional periods of 48 months, provided there is no express statement to the contrary, under the terms of clause 10.1.

5.              SPECIAL CLAUSE

5.1.              THE COMPANY hereby declares to be fully aware of the conditions of access and use of the MESSAGES service delivered to VIVO customers.

5.2               VIVO shall not be liable for delays or non-receipt of MESSAGES due to the occurrence of any fact or situation that prevents such activity, such as: (i) absence or degradation of coverage, whether permanent or temporary; (ii) equipment failure; (iii) power or transmission failure, or as a result of (iv) blockages of mobile service for inactive user of the Prepaid System, (v) suspension at the request of the client (not originating or receiving calls), (vi) recipient in analog coverage area, (vii) recipient with Mobile Device turned off or recipient outside the coverage area of VIVO, (viii) recipient carrying analog mobile station or any other technical or operational impossibility.

5.2.1 VIVO shall not be liable for any losses or damages resulting from activities that are not carried out, not performed, or that may be considered untimely or inadequately performed because of the non-receipt of MESSAGES.

5.3 The COMPANY declares to be aware and agrees that, if any of the events mentioned in clause 5.2 above tale place, the delivery time of the MESSAGES may exceed a few minutes, except in cases of impossibility of delivering the MESSAGE, as the case may be.

5.4 VIVO will not be liable for any claims, complaints, representations and lawsuits of any kind or nature regarding the content and nature of the use of the MESSAGES in applications or any services developed by THE COMPANY.

5.4.1 The liability shall be fully borne by the COMPANY, which hereby irrevocably, irrefutably, unrestrictedly, and unconditionally assumes any liability arising from the transmitted content and nature of use of the MESSAGES by the COMPANY.

5.5 SMS messages containing a maximum of one hundred and sixty (160) alphanumeric characters, including the header, will be sent to the CLIENTS.

5.5.1. The COMPANY will send to the CLIENTS SMS containing one hundred and sixty (160) alphanumeric characters, including the header, which corresponds to 1 (one) SMS of the package contracted.

5.5.2 Above one hundred and sixty (160) alphanumeric characters, the COMPANY shall divide the contents of the SMS and send another one (1) SMS of the package contracted. The SMS that do not comply with this standard may be discarded by Vivo, not being DELIVERED to the CUSTOMERS.

5.6.              The SMS sent to the CLIENTS containing special characters may be delivered to the CLIENTS in a deconfigured form.

5.7 It is prohibited to use any MOBILE DEVICE to send multiple SMS, regardless of the recipient (including, but not limited to CUSTOMERS, customers of VIVO, employees of the ADVERTISER or any other group), subject to penalty of immediate termination of this Agreement and the penalties set forth in clause 9.4 below.

5.7.1 For this purpose, the COMPANY must comply with all VIVO's specifications and determinations contained in Schedule III ("Service Integration Manual”).

5.8.              VIVO may alter the parameters for the delivery of MT MESSAGES, such as, but not limited to, delaying formerly immediate processing, message volumes per second in seasonal periods, system CUSTOMER silence periods and MT MESSAGE expiration time. The changes described above will take place upon prior notice to the COMPANY, whenever VIVO understands that the company's requests may in any way reduce the performance of its infrastructure as well as its platforms.

5.9 The COMPANY is strictly prohibited from sending MESSAGES to VIVO customers, regardless of their content and the form or mean, which have not given FORMAL AUTHORIZATION (OPT-IN) for such or who have requested FORMAL CANCELLATION (OPT-OUT).

5.10. VIVO will not be responsible for the operation of the RCS, which is the sole responsibility of Jibe.

5.11. The COMPANY is strictly prohibited from using Jibe's GUEST CLOUD to deliver RCS to VIVO CLIENTS. All and any communication via RCS with VIVO CLIENTS should occur through the release of the use of the AGENT by VIVO and pursuant to the rules set forth in clause 6.1.2 of this Agreement.

6.              OBLIGATIONS OF VIVO

6.1 The obligations of VIVO, without prejudice to the other obligations of this Agreement, are the following:

6.1.1. to strictly comply with the terms described in this Agreement and its Schedules;

6.1.2. to authorize the use of AGENTS created by the COMPANY for sending RCS to the CLIENTS. The approval proceeding will take place directly between VIVO and Google and should have an SLA of up to 20 calendar days.

6.1.3 VIVO may block AGENTS in cases that do not fall under the terms of this Agreement. In such cases, VIVO will not be liable for the costs incurred by the COMPANY.

6.1.4. not to perform cuts or modifications in the content of SMS, unless caused by excess of characters or use of special characters.

6.1.5. to install firewalls and security devices on its connectivity network, within the technical standards adopted by the majority of the market, in order to avoid undue access by any third party to the network or systems involved in the provision of services under this Agreement.

6.1.5.1 Notwithstanding the provisions of the foregoing clause, VIVO shall not be responsible for the transmission or interception of SMS which may have been modified and transmitted using the ADDED-VALUE SERVICES when they are in transit within or outside VIVO's networks.

6.1.6.              to provide, define or indicate to the COMPANY the TECHNOLOGICAL INTEGRATION MECHANISM OF THE MESSAGE SERVICES (Torpedo Empresas), for identification and authentication of the COMPANY's access, as applicable, to VIVO's SMS sending/receiving platform.

6.1.7 to establish, designate, and maintain LA's or, if applicable, Alphatags for interaction with the CLIENTS, to which the latter will send their messages in order to interact with the COMPANY, besides providing logical access to this resource for integration between the systems of both parties.

7.              OBLIGATIONS OF THE COMPANY

7.1 The company's obligations, without prejudice to the other obligations of this Agreement, are the following:

7.1.1. to strictly comply with the terms described in this Agreement, its Schedules and applicable documents.

7.1.2. to enter into an ADHESION AGREEMENT with JIBE for sending RCS, respecting all standards and rules imposed by Jibe.

7.1.3. to be responsible for obtaining from the CLIENTS of the ADVERTISERS prior FORMAL AUTHORIZATION (OPT IN) for sending and receiving MESSAGES, subject of this Agreement, being obliged to maintain a copy of such FORMAL AUTHORIZATION (OPT IN) of the CLIENTS receiving the MESSAGES, as well as the FORMAL CANCELLATIONS (OPT-OUT), fully exempting VIVO from any liability, whether joint or subsidiary, as to the absence of FORMAL AUTHORIZATION (OPT IN) or fraud of this nature.

7.1.3.1 The FORMAL AUTHORIZATION (OPT-IN), in addition to the text containing the authorization itself, shall also contain, when possible, the following information: (i) full name of the party; (ii) telephone number; (iii) specific purpose(s) for which this information will be used, including a guarantee that such information will not be passed on to any third party; and (iv) term of use of the registration.

7.1.4. to agree not to send MESSAGES to CLIENTS using the infrastructure or computer systems of operators competing with VIVO.

7.2 The COMPANY is strictly prohibited from:

7.2.1. sending MESSAGES to CLIENTS that have not given FORMAL AUTHORIZATION (OPT-IN).

7.2.2. sending MESSAGES to CLIENTS that have requested the FORMAL CANCELLATION (OPT-OUT) of the sending of the MESSAGES through MESSAGE P2A;

7.2.3. sending SMS by any means other than an LA (or short code) or Alphatag;

7.2.4. sending MESSAGES to CUSTOMERS using any network other than VIVO's network, such as international signaling networks (INTERNATIONAL CONNECTION);

7.2.5. sending SMS through the SIM cards, or performing any type of services related to this purpose;

7.2.6. sending messages using technologies that represent variations of SMS, such as SMS Flash, SMARTMESSAGE and similar technologies. The COMPANY may only send simple SMS.

7.3 Failure to comply with the clause 7.2 will subject the COMPANY to the payment of a non-compensatory fine of [***] per MESSAGE sent, without prejudice to the losses and damages resulting therefrom, and may also, at the discretion of VIVO, result in the unilateral termination of this Agreement without prior notice.

7.4.              COMPANY undertakes not to send MESSAGES containing (i) malicious links (phishing, malware, ramsomware or viruses), (ii) bank slip or “Pix” scams, inducing customers to make undue payments, (iii) offensive words that damage the image of third parties, (iv) inappropriate content in text, image, audio or audiovisual, containing violence, pornography or content that causes damage to third parties, (v) use of the trademark of third parties in the LA or in the identification of the RCS message, without the proper authorization of the responsible for the brand.

7.4.1 In the event of any infraction foreseen in clause 7.4, the COMPANY has a period of 48 hours to notify Vivo. Should Vivo request details of the fact, the COMPANY has a period of 72 hours to clarify and detail the occurrence, sharing the authorship of the message, with date/time, IP address used, content of the messages, and analytic with the impacted mailing

7.4.2 The breach of clause 7.4 will subject the COMPANY to the payment of a non-compensatory fine of [***] up to 100,000 messages sent, [***], from 100,000 to 500,000 messages sent, [***], from 500,000 to 1,000,000 messages sent, and [***], above 1,000,000 messages sent, to be levied at the discretion of VIVO

7.4.3 In the event of 3 (three) repeated infringements of any of the terms of Clause 7.4, within a period of 6 (six) months, the COMPANY will have its traffic blocked.

7.4.4 In case of service blocking for the reason described in clause 7.4.3, the service under this Agreement will be reestablished within 3 (three) business days after receipt of evidence requested by VIVO.

7.5 VIVO may at any time analyze the messages sent by the COMPANY to check whether the COMPANY is correctly complying with the conditions established in this Agreement. To this end, the proceeding for the analysis of the messages will be discussed between the parties.

7.6 The COMPANY undertakes not to send MESSAGES to advertisers and/or third-party companies with which VIVO has already directly contracted to provide the same service under this Agreement, provided that VIVO has given prior written notice of such companies to the COMPANY. This obligation will not apply (i) if any of the companies informed by VIVO is already a customer of the COMPANY; and (ii) if any of the companies informed by VIVO, for any reason, as long as on its own initiative and without any proven provocation from the COMPANY, wishes to cancel the direct contracting with VIVO and hire the COMPANY to provide the same service subject of this Agreement.

7.7 THE COMPANY is fully responsible for the content of MESSAGES, photos, videos and any other audiovisual material delivered to VIVO (SMS) or Google (RCS), typed or created by itself or by third parties, including ADVERTISERS, responding for its content in or out of court, for which it unconditionally releases VIVO from any liability, either jointly or severally, for any and all claims, complaints, representations and legal actions of any kind or nature relating to the services which the COMPANY is responsible for providing, including the claims of CUSTOMERS or third parties, in the event of disclosure of their confidential information.

7.8 Taking full responsibility for the content of the MESSAGES sent to the CLIENTS, guaranteeing to VIVO that the texts or content of the MESSAGES do not violate the intellectual property rights of third parties, whatever the country, as well as brands, commercial secrets or other third party rights, including as to matters related to the development and application of computer systems used, declaring from now on that such texts or content do not constitute an infringement of any legal provision, keeping VIVO informed and safe from any doubt or future dispute regarding the provisions of the preceding clause, so that its liability is excluded, whether jointly or severally, being the COMPANY liable in or out of court unconditionally exempting VIVO from any liability, whether jointly or severally, for any and all claims, complaints, representations and lawsuits of any kind or nature, relating to issues relating to this clause.

7.9 Identify itself in VIVO's systems by means of the specific MESSAGE SERVICE TECHNOLOGICAL INTEGRATION MECHANISM, in accordance with the provisions of this Agreement, its Schedules and applicable documents.

7.10 Inform VIVO, when requested, of the IP address where the MESSAGES sent from and to the CLIENTS should be forwarded.

7.10.1 Inform VIVO at least forty-eight (48) hours in advance of any type of scheduled interruption of services, including, but not limited to: updates, maintenance or changes.

7.10.2 Inform VIVO at least thirty (30) business days in advance of changes in topology or any element that implies the performance of any type of activities by VIVO.

7. 11 Be responsible for the confidentiality and secrecy of the data and information relating to the MESSAGE SERVICE TECHNOLOGICAL INTEGRATION MECHANISM provided as Schedules to this Agreement, releasing VIVO from any liability arising from possible fraud that may occur due to the leak or unauthorized access to such data and information, undertaking, as of now, to pay for all damages and costs which the COMPANY may have caused, related to the misuse of the MESSAGE SERVICE TECHNOLOGICAL INTEGRATION MECHANISM up to the date of delivery of a notice to VIVO for the modification of such identification and authentication data, as the case may be.

7.12 Be responsible for fines and penalties imposed by the Ministry of Labor and Social Security or other federal, state, or municipal public entities in connection to this Agreement or its execution for which the Company is liable.

7.13 Keep, during the whole term of this Agreement, a complete file of all the information and all the documentation related to the services object of this Agreement, including, but not limited to the FORMAL AUTHORIZATIONS (OPT-IN) and FORMAL CANCELLATIONS (OPT-OUT), with due care, security, and secrecy, as well as to provide reports when requested.

7.14. Returning, upon termination of this Agreement, all documents received from VIVO or containing information obtained during the term of this Agreement.

7.15 Comply, in the performance of this Agreement, with the Federal, State and Municipal Laws relating to traffic, insurance, labor and social security obligations, occupational accidents, safety and health and other applicable laws (including providing the personal protection equipment that may be necessary), being its sole responsibility all obligations, including tax or tax related payments, arising therefrom, being VIVO expressly exempt from any charges and liabilities.

7.16 Comply with the confidentiality and secrecy of the data and information that VIVO provides for the performance of this Agreement, as well as everything related to the contracted project or its execution, therefore it is forbidden to partially or totally reproduce, demonstrate or provide any information to third parties, including VIVO's suppliers, without VIVO’s prior authorization.

7.17 Assuming, exclusively, the position of employer or entrepreneur, with respect to persons who are hired for the performance of this Agreement by the COMPANY, guaranteeing to VIVO compensation for any damage caused by these persons, as well as the payment of any and all indemnification arising from liability arising from the execution of this Agreement, including in cases where the COMPANY subcontracts or hires outsourced labor for the execution of this instrument, which may occur only with the prior express authorization of VIVO .

7.18. Immediately exclude VIVO from all judicial or administrative proceedings that are filed by an employee of the COMPANY, third party or governmental body in connection to this Agreement, its Schedules and applicable documents and/or its execution, exempting VIVO from any burden or responsibility.

7.19.              Comply with and enforce contractual responsibilities assumed by its employees, agents, and contractors.

7.20.              Bear all costs of displacement, travel, transportation, food, lodging, per diem, insurance of its employees/representatives, necessary for the execution of services under this Agreement.

7.21.              Be responsible for the payment of all taxes that are or come to be applied to the activities inherent to the execution of the contractual object, excluding any obligation of VIVO in relation to them.

7.21.1 The COMPANY will be liable for any insufficient or improper tax collection and any tax violations committed, arising from the execution of the contractual object.

7.22              Provide, as needed and requested by VIVO, all security and protection mechanisms, such as firewall, virtual private networks (VPN), data encryption through the use of certifying entities, public and private keys (PKI).

7.23. Be responsible for the content of services created by third parties who have a business relationship with the COMPANY, with the purpose of providing the MESSAGES SERVICES always complying with the legal restrictions, especially the right of possession and ownership, ethics and applicable customs, as well as any business operations or other services contracted by the CLIENTS, being solely liable, provided that guilt or intent is proven, for all damages caused to VIVO or third parties, including reimbursing VIVO for the amount of compensation required in or out of court.

7.24.              To be the owner or licensee of all copyrights of the MESSAGES SERVICES that are the subject of this Agreement, observing all legal provisions and maintaining, in any event, VIVO always free and clear of any liability to itself or any third-party regarding rights, licensing or copyright and intellectual property issues with reference to the MESSAGES SERVICES provided by COMPANY.

7.25.              Exclude VIVO from any liability to CUSTOMERS or third parties for improper access to the MESSAGES SERVICES transmitted during the provision of services by third parties. Improper access is understood to mean that which is carried out by means other than those agreed upon by the Parties and contemplated in this Agreement, provided that carried out outside of the operating environment of VIVO, being the COMPANY entirely responsible for disclosing the steps that should be taken by employees, subcontractors or agents responsible for updating and sending MESSAGES SERVICES to VIVO or for possible illicit use of the network by employees, subcontractors or agents of the company.

7.26.              Ensure, under penalties of law, especially those set forth in the Code of Consumer Protection, the availability of a support channel to customers to provide clarification on the services provided by the COMPANY, to the extent that Agreements are concluded between the COMPANY and advertisers, disclosing this channel clearly and visibly in the various media available, and authorizing VIVO to disclose it as well.

7.26.1 This channel must be included in all communication used to advertise the services provided by the COMPANY, and the COMPANY is responsible for making all updates as necessary.

7.27.              Ensure the functioning of the necessary infrastructure for the provision of MESSAGE SERVICES.

7.28.              The COMPANY should guide and inform, adequately, VIVO and the CLIENTS, throughout the term of this Agreement, about the necessary resources, the characteristics and form of use of MESSAGES.

7.29.              THE COMPANY will be fully liable for all damages or losses that THE COMPANY is proven to have caused to VIVO, Jibe or third parties.

7.30.              THE COMPANY will be fully liable for any amounts eventually levied on VIVO, and that it has caused, by force of its joint, subsidiary, or isolated judicial or administrative conviction, resulting directly or indirectly from the execution of the subject matter of this Agreement, assuming any and all monetary costs resulting from the conviction, as well as procedural costs, expenses, attorney's fees, defeat, etc.

7.31.              It is forbidden for the COMPANY to use, refer to or cite the name or logo of VIVO in any advertising or publicity, whatever the title, without the prior express consent of it.

7.32.              The Parties agree that, for all purposes, the COMPANY will be considered the sole and exclusive employer of its employees and agents appointed for any activities integral to the subject matter of this Agreement, and the COMPANY shall appoint for the execution of this Agreement only personnel with regular employment, in full compliance with current labor laws.

7.33.              The COMPANY assumes full liability, whether present, past, or future, for the labor, social security and tax charges arising from the relationship maintained with its employees, exempting VIVO of any obligations, committing itself formally and promptly to reimburse VIVO of any and all expenses or costs that VIVO has demonstrably borne in this regard.

7.34.              The COMPANY will be the solely and exclusively liable for the full execution of this Agreement before VIVO, and all parallel or sub-contractual obligations between the COMPANY and its subcontractors/sub-suppliers will be the entire responsibility of the company.

7.35.              The COMPANY shall not create or transmit any information to VIVO or Customers that:

(i) Is false or leads to dubious interpretations;

(ii) Invades the privacy of third parties or harms them in any way;

(iii) Promotes, in any form, racism against minority groups, or any form of political or religious fanaticism, discriminating against groups of people or ethnicities;

(iv) Is obscene;

(v) Violates the rights of third parties, including but not limited to intellectual property rights, and/or the creation and sending of unsolicited or unfounded MESSAGES (SPAM);

(vi) Is in any way prohibited or not recommended for a certain age group.

(vii) Is prohibited or infringes any law or regulation.

7.36.              The COMPANY undertakes to maintain all information relating to the business and activities of VIVO confidential, regardless of how such information has been obtained.

7.37.              THE COMPANY agrees not to use any such information except for the purposes permitted herein, as well as not to disclose any such information except as permitted in writing by VIVO.

7.38.              THE COMPANY shall provide LEVEL 1 SUPPORT to the advertisers.

7.39.              COMPANY shall be responsible for describing in writing to VIVO the process by which it will obtain FORMAL AUTHORIZATION (OPT IN), as well as FORMAL CANCELLATION (OPT-OUT), as provided in Schedule II.

7.39.1 If the CLIENT changes the number of his or her MOBILE DEVICE, the COMPANY shall be entirely responsible for updating the new number and shall clearly communicate to the CLIENT that he or she must always keep this information updated.

7.39.2 The database containing all information provided by the CLIENTS shall be protected by the COMPANY itself, or by a company hired for this purpose. In both cases, the COMPANY shall guarantee VIVO against:

(i) Theft or perishing of the information contained in this registration;

(ii) The use by third parties (authorized or not) of this registration for any other purpose.

7.40.              THE COMPANY is responsible for obtaining and managing the FORMAL CANCELLATION (OPT-OUT), ensuring that this CLIENT will no longer receive MESSAGES.

7.40.1.              The option of cancellation ("opt-out") by the CLIENT shall appear in all MESSAGES managed by THE COMPANY.

7.41.              It is strictly forbidden for the COMPANY:

7.41.1. to the use of the object of this Agreement for sending PRIZES VIA MESSAGES.

7.41.2. to the use of the object of this Agreement to carry out SPAM.

7.41.3. sending MESSAGES with advertising content, informational or that in any way allow the presentation of: (i) telephone companies competing with VIVO, and (ii) companies whose social activity is similar to that carried out by VIVO, including any advertisement or offer of products and/or services of these companies, (iii) or any content that induces the migration of the CLIENT to another competing operator

7.41.4. subcontract companies to provide SMS connections and/or interconnections, such as, but not limited to SMP operators, SMS companies and similar.

7.41.5.              The resale of (SMS) to third parties in accordance with applicable law.

7.41.5.1. For SMS, resale is characterized as the act of offering telecommunications products and services without being duly authorized by ANATEL. It must comply expressly with the provisions of the Object of this Agreement.

7.42. Taking responsibility for obtaining all necessary integrations with Google for RCS contracting, with no responsibility to VIVO for this integration.

7.43.              VIVO may block the sending of MESSAGES upon formal notice to COMPANY, in cases not covered by the provisions of this Agreement. In these cases, VIVO will not be responsible for the costs incurred by COMPANY.

7.44.              In scenarios of dispute, the COMPANY must provide information and data, including detailed information from CDRs, to support such a request.

7.45.              It is prohibited for the COMPANY to delegate, assign or transfer, in whole or in part, the rights and obligations of this Agreement, without the prior express authorization of VIVO, with the exception indicated in clause 13.1.

8. BUSINESS MODEL AND METHOD OF PAYMENT

8.1.              For the subject matter of this Agreement, COMPANY will pay VIVO the MESSAGES price, as set forth in Schedule I of this Agreement.

8.2 Taxes, if any, are already included in the amounts contained in Schedule I.

8.3 The costs of the service subject matter of this Agreement will be paid by the COMPANY either jointly with the other services charged in the invoice for telecommunications services or in an specific invoice for this purpose.

8.4 The aforementioned invoice must be paid in full and its partial payment is prohibited.

8.5 In any event, all conditions and provisions relating to the provision of the SMP will apply to the definition of penalties, monetary restatement, fine, interest and other late payment charges and other issues and provisions relating to late payment.

8.6 In the event of default on regulated payment obligations, the services contracted herein may be suspended at VIVO's sole discretion, regardless of any prior notices or communications, until all and any debts for which the company is liable have been settled.

8.7 In the event of service blocking due to company default, service under this Agreement will be reinstated within three (3) business days after proof of payment.

8.8 A delay in payment of more than ninety (90) days will result, besides the incidence of the penalty provided for in the clauses above, in the immediate and irrevocable termination of this Agreement, without prejudice to the losses and damages to be ascertained.

9. NON-COMPLIANCE WITH THE OBLIGATIONS

9.1 The non-compliance with the obligations set forth in this Agreement, by any of the Parties, will be communicated by the prejudiced party by means of written notice for the non-complying Party to provide the regularization within ten (10) business days.

9.1.1 Failure to regularize the obligations within the period stipulated above may result in the levying of the fine described in clause 9.4 below, as well as in the termination of this Agreement under the terms of clause 10 of this Agreement.

9.2 The levying of the fines established in this Agreement will be cumulative, according to each unfulfilled obligation.

9.3 The fines possibly levied shall be considered liquid, certain and enforceable debts based on this Agreement, or the Parties may judicially collect them, using this instrument as an extrajudicial execution instrument.

9.4 The stipulated value for the non-compensatory fine is [***] time the value of the average of the last three (03) invoices, considering the minimum value of [***].

10. TERMINATION

10.1. This Agreement may be terminated, at any time, by either Party, upon prior written notice, at least thirty (30) days in advance.

10.1.1 The Parties undertake to ensure the continuity of the provision of services and conditions in force, object of this Agreement, for up to 90 days after the termination of the Agreement.

10.1.2 In the event of termination by either Party, a fine of 30% of the outstanding monthly fees will be due, pursuant to Schedule I. The fine payment must be fulfilled within 30 (thirty) days.

10.2 This Agreement may also, at the discretion of the innocent party, be considered terminated by means of judicial or extrajudicial notice in the following hypotheses:

10.2.1. if, upon a total or partial breach of any of the provisions of this Agreement, Schedules and/or applicable documents, the defaulting party fails to resolve and/or remedy said breach within 10 (ten) days from the date of receipt of written notice issued by the other Party;

10.2.2. In the event of bankruptcy or judicial reorganization of any of the Parties;

10.2.3. In the event of non-compliance with the obligations under clause 9.1;

10.2.4. Recurring non-compliance with the obligations set forth in this Agreement

10.3 In the event of termination for any reason attributable to the COMPANY, according to the terms of this Agreement, the COMPANY will be liable for the payment of losses and damages to be ascertained, according to current legislation.

10.4 The Agreement may also be terminated by VIVO, without any charge or fine, in the occurrence of any of the following events involving the structure of the COMPANY: (i) subrogation of another entity in the rights and obligations derived from this Agreement due to a dissolution, liquidation, merger, absorption, spin-off or any corporate reorganizations with a company that did not have any previous corporate link with the COMPANY; (ii) substantial change in the ownership of shares or equity interests, considering, for this purpose, as substantial change, any change that alters the control of the COMPANY.

10.4.1 In any of these hypotheses, the COMPANY is obligated to expressly communicate to VIVO, in writing, any of the events within five (5) business days, subject to the penalty of being considered as a breach of Agreement.

11. CONFIDENTIALITY

11.2 The receiving party, its officers, agents, and employees will maintain absolute confidentiality regarding all data and information provided by the disclosing party for the fulfillment of this Agreement for two (2) years following its termination.

11.3 The Parties are liable for any unauthorized disclosure made by any of their employees, representatives, contractors, or agents that have received information and will take the administrative and judicial measures to prevent them from disclosing or using  said information in a prohibited or unauthorized way.

11.4 The receiving party undertakes to keep confidential all information regarding the disclosing party's business and activities, regardless of the form in which such information is or has been obtained. The receiving party agrees not to use any such information except for the purposes permitted herein, and not to disclose any such information except as permitted in writing by the disclosing party.

11.5 The use or access by the parties to systems and/or programs necessary for the execution of the services contracted herein does not imply the right to reproduce, sell, license, rent or any other form of transfer of the programs and documents provided to them, or to which they have access in any way.

11.6 The receiving party hereby acknowledges that the information provided to it by the disclosing party, relating to any of its data and information, is the exclusive property of the disclosing party, and the receiving party is not allowed to keep copies or dispose of it in any way, at any time, and for any purpose, except for the execution of this Agreement, being obligated to give confidential treatment to such information or data, under penalty of incurring in contractual infraction.

11.7 The Parties undertake to keep the most complete and absolute secrecy about any data, materials, details, information, documents, technical or commercial specifications, innovations and improvement, which are of creation or development, jointly or individually, of the other Party or third parties, even if arising from the hired services, and of or to which they may have knowledge or access, or that are entrusted to them due to this Agreement, not being allowed, under any pretext, to disclose, reveal, reproduce, use, or give knowledge of them to third parties, under the penalties of the law.

11.8 If it is necessary to destroy documents and data containing information relating to the disclosing party, its contractors, its customers and/or third parties, the receiving party undertakes to do so only at a location made available and/or indicated by the disclosing party, further undertaking to allow VIVO to carry out the complete destruction of the memory files of the machines and other equipment that the receiving party uses in the execution of the Agreement.

11.9 All provisions of this clause also bind the parties by acts of their successors, employees, agents, suppliers and/or subcontractors.

11.10 Upon termination or end of this Agreement, the parties undertake to return all documents delivered to it, and containing information received or obtained during the term of this Agreement, except those which, by nature, must be, exclusively and mandatorily, kept by the parties as evidence of their obligations, including before third parties.

11.11 The receiving party is expressly forbidden to access the disclosing party's systems for purposes other than the subject matter of this Agreement and/or the use of any equipment of the disclosing party to access or attempt to access third party environments.

11.12 The Confidentiality obligations set forth in this clause will not apply to the following hypotheses: (i) the information, at any time, enters public domain is publicly disclosed, without being contractual infringement; (ii) the information is known by the receiving party prior to its disclosure by the disclosing party, or that it has been independently developed by the receiving party's representatives, without these having had access to the information(s); (iii) the information is disclosed, in good faith, by a third party legally entitled and/or entitled to do so; and (iv) the disclosure of the information is required by law, court order and/or determination of a governmental body/agency.

12. COMPLIANCE WITH ANTI-CORRUPTION LAWS

12.2 The COMPANY undertakes, recognizes, and guarantees that:

(a) Both the COMPANY and any of the companies or persons controlling it, as well as its subsidiaries, its partners, legal representatives, administrators, employees and agents related in any way to the Relevant Undertaking1, will comply at all times during the Relevant Undertaking (including, as the case may be, the acquisition of the products and/or content that are related to the provision of goods and/or services that are the subject of this agreement) with all applicable anti-corruption laws, statutes, regulations and codes, including, in any case and without limitation, the United States Foreign Corrupt Practices Act (collectively, "Anti-Corruption Laws");

(b) In connection with the Relevant Undertaking, the COMPANY, its controlling companies or persons, its subsidiaries, its partners, legal representatives, administrators, employees and agents will not offer, promise or deliver, or, prior to the execution of this Agreement, have already offered, promised or delivered, directly or indirectly, money or objects of value to (i) a "Public Employee"2 in order to influence their actions or with a certain public body or, in any way, to obtain an undue advantage (ii) any other person, if they have knowledge that all or part of the money or valuables will be offered or delivered to a Public Official in order to influence their actions or those of a public body or in any way to obtain an improper advantage; or (iii) any other person in order to induce them to act in an unfair or otherwise inappropriate manner;

(c) The COMPANY shall keep and maintain accurate and reasonably detailed financial books and records in relation to this Agreement and the Relevant Undertaking;

d) the COMPANY has, and will maintain in effect during the term of this Agreement, its own policies and/or procedures to ensure compliance with the Anti-Corruption Laws, and sufficient to reasonably ensure that violations of the Anti-Corruption Laws are prevented, detected and deterred;

e) the COMPANY will immediately notify VIVO of any non-compliance with the obligations described in letters (a), (b) and (c) of this Clause. In the event of such a breach, VIVO reserves the right to require COMPANY to immediately adopt appropriate corrective measures;

f) the representations, warranties and commitments of COMPANY contained in this Section shall apply in full to any third party subject to the control and influence of COMPANY, or acting on its behalf, with respect to the Relevant Undertaking; and COMPANY represents that it has taken all reasonable measures to ensure compliance by such third parties with the representations, warranties and commitments. Furthermore, no right or obligation, as well as no service to be provided by the COMPANY with respect to the Relevant Undertaking, will be assigned, transferred or subcontracted to any third party without the prior written consent of VIVO;

g) COMPANY will periodically certify its compliance with this Clause whenever requested by VIVO.

1 Relevant Undertaking" is the subject matter of this Agreement

2 "Public Employee" includes any person working for or on behalf of a federal, state, local or district government agency, direct or indirect government (including government-owned or government-controlled enterprises) or any public international organization. This expression also includes political parties, party employees and candidates for public office.

12.3. Non-compliance.

a) Failure to comply with this Anti-Corruption Laws Clause will be considered a serious contractual breach. If such noncompliance occurs, unless it is corrected as provided in clause (e) above, this Agreement may be immediately suspended or terminated by VIVO, and VIVO will not be obligated to pay any amounts due to COMPANY.

b) To the extent permitted by applicable law, COMPANY will indemnify and hold harmless VIVO from and against all claims, damages, losses, penalties and costs (including, but not limited to, attorneys' fees) and any expenses arising from or related to COMPANY’s failure to comply with its obligations contained in this Anti-Corruption Laws Clause.

12.4 VIVO shall have the right to audit the compliance by COMPANY with its obligations and manifestations contained in this Clause of "Compliance with Anti-Corruption Laws". THE COMPANY will cooperate fully with any audit, review or investigation conducted by or on behalf of VIVO.

13 GENERAL PROVISIONS

13.1 The Parties hereby agree that both may assign, in whole or in part, the rights and obligations arising from this Agreement only to Affiliate companies, to parent companies, controlled companies or related companies, being said terms understood pursuant to the corporate legislation in force, provided that none of the companies have outstanding debts with VIVO and that there are no invoices with payment delays in the last 180 days. In addition, the companies must be jointly liable for payments and debts. An "Affiliate" is any company that (1) Controls, (2) is Controlled, directly or indirectly, by, or (2) is under common Control with respect to the Parties. For the purposes of this Agreement, "Control" means, in relation to a certain company, the ownership of corporate interest higher than 50% (fifty percent) of its capital stock.

13.2 Total or partial assignment of rights and obligations under this Agreement to companies not contemplated in sub-item 13.1 shall depend upon the prior and express authorization of the other Party.

13.3 The Parties acknowledge, expressly, that this Agreement and its Schedules are the only instrument to regulate the relationship between them regarding the object detailed in Schedule I, for which reason they consider terminated all and any Agreements, commitments and other agreements, tacit or express, that the Parties may have maintained prior to the formalization of this instrument.

13.4 Upon execution of this Agreement, the COMPANY grants the broadest, general, and unrestricted release to VIVO, and may no longer claim the existence of any amounts to VIVO, in or out of court, including possible legal or administrative claims in force, relating to the provision of any of the Services performed until then, in or out of court.

13.5 THE COMPANY declares and agrees to be aware, for all intents and purposes of law, irrevocably, unrestrictedly, and completely, that the termination of the provision of this service by VIVO will not characterize any burden for VIVO before the COMPANY.

14. JURISDICTION

14.1 The Parties elect the Courts of the Judicial District of the City of Sao Paulo/SP, dismissing any other, however special, to file and judge any lawsuit or settle issues arising from or related to this Agreement. In witness whereof, the parties sign this Contract, in two (02) counterparts of equal content and form, in the presence of two (02) witnesses, so that it may produce legal and juridical effects.

São Paulo/SP, November 30th, 2021

Felipe Augusto Ferraz de Campos	Fabio S. Balladi

TELEFONICA BRASIL S.A.

Lilian Lima

ZENVIA MOBILE SEVIÇOS DIGITAIS S/A

Witnesses:

1.

Name: Adriana Fatima Morais

Individual Taxpayer Registration Number: [XXXXX]

2.

Name: Jessé Venancio de Farias

Individual Taxpayer Registration Number [XXXXX]